Exhibit 10.42

FIRST AMENDMENT

TO LEASE

BETWEEN

TARIGO-PAUL AND SYNOPSYS, INC.

This First Amendment to Lease is entered into and dated for reference purposes as of July 15, 1996 by and between Tarigo-Paul, a California Limited Partnership (“Lessor”) and Synopsys, Inc., a Delaware Corporation (“Lessee”), with reference to the following facts:

A.            Pursuant to that certain Mary Avenue Industrial Lease between the parties, dated for references purposes as of January 2, 1996 (“Lease”), Lessee leased from Lessor, and Lessor leased to Lessee, certain Premises more particularly defined in the Lease, but to consist in part of two (2) office research and development Buildings to be constructed upon certain Property more particularly described in the Lease (capitalized terms used and not defined herein shall have the meaning given them in the Lease).

B.             The parties have come to an agreement on the method of calculation of the square footage in the Buildings for purposes of Section 2.4 of the Lease; and

C.            Lessor and Lessee wish to amend the Lease to set forth the agreed-upon methodology for the measurement of the Buildings.

NOW THEREFORE, in consideration of the foregoing, the receipt and adequacy of which are hereby acknowledged, Lessor and Lessee both agree as follows:

1.            Premises and Measurement.

(a)            The parties have recently arrived at different interpretations of how the Buildings should be measured pursuant to lease Section 2.4. The parties have agreed that by measuring the approved plans pursuant to the methodology preferred by Lessee, i.e., to the outside face of the wall or mullion which defines the outside envelope of the building (“Wall/Mullion Method of Measurement”) the square footage is of the Buildings is 198,620. The parties have agreed to resolve their conflict by agreeing that the square footage of the Buildings as set forth throughout the Lease (including without limitation with respect to the determination of rent) shall be deemed to be 207,000 square feet, based upon the approved plans. The parties further acknowledge that pursuant to the provisions of Section 4.1 of the Lease, two (2) different schedules of Base Rent rates are potentially applicable under the Lease, but that the schedule set forth beneath the heading: “IF THE BUILDINGS CONSIST OF APPROXIMATELY 210,180 SQUARE FEET” shall apply. Furthermore, that schedule is hereby amended and restated (subject to a re-determination of “as-built” square footage pursuant to Section l(b) below) as follows:

	Rent Per	Square	Monthly
Months	Square Foot	Footage	Base Rent

01-03	$0.00 “NNN”	207,000 sq.ft.	$0.00

04-30	$1.50 “NNN”	207,000 sq.ft.	$310,500

31-60	$1.60 “NNN”	207,000 sq.ft.	$331,200

61-90	$1.70 “NNN”	207,000 sq.ft.	$351,900

91-120	$1.80 “NNN”	207,000 sq.ft.	$372,600

(b)            Notwithstanding the foregoing provisions of Section l(a) to the contrary, Lessor and Lessee each retains the right under Section 2.4 of the Lease to have an architect who is mutually acceptable to the parties measure the Buildings “as built” to determine whether, by measuring the Buildings by the Wall/Mullion Method of Measurement, both Buildings “as built” result in a number of square feet different from 198,620. In the event of such Measurement, (i) if the rentable area of the Buildings is less than 198,620, the amount of said difference shall be deducted from 207,000 for the purposes of determining the rentable area of the Buildings under the Lease, and (ii) if the rentable area of the Buildings is greater than 198,620, the amount of such excess shall be added to 207,000 for the purposes of defining the rentable area of the Buildings under the Lease. For example, if by using the Wall/Mullion Method of Measurement, the architect determines both Buildings, “as built”, contain a total of 199,000 square feet, the rentable area of the Buildings would be adjusted as follows: 199,000 - 198,620 = 380; 380 + 207,000 = 207,380; therefore, the square footage of the Buildings would be deemed to be 207,380 square feet. If the Buildings were similarly determined to contain a total of 198,000 square feet, the architect would confirm the actual number of square feet for all purposes of the Lease as follows: 198,620 - 198,000 = 620; 207,000 - 620 = 206,380; therefore, the square footage of the Buildings would be deemed to be 206,380 square feet. In the event of any such re-measurement, the re-determined square footage shall be substituted for 207,000 in the schedule set forth above to determine the Monthly Base Rent payable by Lessee under the Lease.

2.            Effect of Amendment.          This Amendment modifies the Lease. In the event of any conflict or discrepancy between the Lease and/or any other previous documents between the parties and the provisions of this Amendment, then the provisions of this Agreement shall control. Except as modified herein, the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Amendment effective as of July 15, 1996.

LESSOR:			Address:

Tarigo-Paul, a California Limited			c/o Jay Paul Company
Partnership			1093 South Green Valley Road
Watsonville, CA 95076

By:	/s/ Jay Paul
Jay Paul, General Partner

LESSEE:

Synopsys, Inc., a Delaware corporation			700 East Middlefield Road
Mountain View, CA 94043-4033
By:			Attn: Director of Facilities
	for	Sally DeStefano, Sr. Vice-	With a copy to:
President, Human Resources
700 East Middlefield Road
Mountain View, CA 94043-4033
Attn: Legal Department